Exhibit 10.7

OFFICE SERVICE AGREEMENT

Chor Or (Bor) - 2554/008

This Service Agreement is made at Office No. 191 Silom Road, Kwaeng Silom, Khet Bangrak, Bangkok on March 1, 2011 between:

Lionbridge (Thailand) Ltd. represented by Mr. Mark Alan Attaway, authorized director, having principal place of business at 191 Silom Complex Building, 24th Floor, Room No. 5, Silom Road, Kwaeng Silom, Khet Bangrak, Bangkok (hereinafter called “Lessee”); and

Silom Building and Service Co., Ltd. represented by Mr. Prateep Chirakiti and Miss Srisamon Chirakiti, authorized directors, having principal place of business at No. 191 Silom Road, Kwaeng Silom, Khet Bangrak, Bangkok (hereinafter called “Lessor”).

Whereas, Lessor and Lessee have entered into an Office Lease Agreement dated March 1, 2011 for the Lease of unit 5 (hereinafter referred to as the (“Demised Premises”); and Lessor has agreed to provide certain services to Lessee and Lessee has agreed to accept and to retain such services from Lessor.

Now, therefore, the parties agree as follows:

1.	The term of this Agreement shall be 3 years commencing on October 1, 2011 and terminating on September 30, 2014.

2.	Lessor agrees to provide to Lessee and Lessee agrees to accept and retain the following services from Lessor:

2.1	Lift service in the Building.

2.2	Common toilet service.

2.3	Lighting service in common area of the Building, except in the Demised Premises of Lessee.

2.4	Security guard service in common area of the Building, except in the Demised Premises of Lessee.

2.5	Cleaning service in common area of the Building, except in the Demised Premises of Lessee.

2.6	Air-conditioning service in the Demised Premises during normal hours, i.e. 7.30 a.m. to 5.30 p.m. on Monday through Friday, except Saturday, Sunday and traditional holidays of Lessor.

3.

Lessee agrees to pay monthly service fee for the above services at the rate of Baht 430 (Baht Four Hundred Thirty) per square meter per month, totalling Baht 68,516.20 (Baht Sixty Eight Thousand Five Hundred Sixteen and Twenty Satang) per month payable in advance, within the 5th day of each calendar month at the Lessor’s office.

Lessee agrees to pay for the value added taxes arising from this Agreement which is payable in accordance with the laws, now or in the future, to the government agencies throughout the term of this Agreement by making payment of such amount of the value added taxes to Lessor together with payment of the monthly service fee.

4.	As security for performance of the Lessee’s obligations and as security for any damage which Lessee may incur on Lessor, Lessee agrees to deposit with Lessor on the commencement date a sum of Baht 205,548.60 (Baht Two Hundred Five Thousand Five Hundred Forty Eight and Sixty Satang). After expiration of the Agreement (i) where Lessee has not terminated this Agreement prior to its term, (ii) without further renewal, and (iii) Lessee has no payment obligations to Lessor, Lessor agrees to refund such security deposit to Lessee without interest within 30 days after expiration of the Agreement.

If Lessee fails to perform or observe any of its obligations and does not correct such failure within 7 days of notice or terminates this Agreement prior to its term or causes damage or disturbance to Lessor or to other persons, Lessor shall at any time or from time to time be entitled to deduct, set-off or withhold such security deposit, in whole or in part, to compensate against the said damage. Upon deduction, set-off or withholding any amount from such security deposit by Lessor, Lessee shall make additional sum of security deposit to Lessor in the amount equal to the deficit sum of the above during existence of this Agreement within seven days upon demand from Lessor.

The above security deposit shall not be deemed an advance payment of the service fees, Lessee hereby waives the right to claim that the said sum be applied, in whole or in part, as service fees.

5.	If Lessee wishes to use the air-conditioning service in extra hours other than the normal hours as mentioned in Clause 2.6, Lessee shall give Lessor advance notice in writing. Notwithstanding such notice, Lessor reserves the right not to provide said air-conditioning service on reasonable ground.

Lessee agrees to pay for the air-conditioning service during the extra hours payable together with the payment of monthly service fee or at such time as notified by Lessor, and at the rate per hour specified by Lessor. The Lessor reserves the right to adjust such rate per hour as may be appropriate.

6.	From the commencement date of this Agreement Lessor agrees to provide 1 car parking sticker in the parking lot to Lessee free of charge.

Provided always that Lessee shall use the parking sticker at such hours and positioning, and under such rules and regulations as prescribed from time to time by Lessor, and that Lessor shall not be responsible for any loss or damage to the Lessee’s vehicles and any properties thereon or therein except to the extend of Lessor’s gross negligence or wilfull misconduct.

7.	Lessor agrees to provide 2 direct telephone lines to Lessee whereby Lessor will transfer said telephone lines into the name of Lessee. Lessee agrees to pay the telephone bills and maintenance fees by itself directly to TOT Public Company Limited and/or CAT Telecom Public Company Limited as the case may be.

Lessee agrees to make a security deposit with Lessor on the commencement date in the amount of Baht 5,000 (Baht Five Thousand) per line totalling Baht 10,000 (Baht Ten Thousand) without interest.

Upon termination of the lease or usage of such telephone lines are no longer required, Lessor hereby reserves the right to exercise an option to take back such telephone lines. Whereupon Lessee agrees to pay for the costs and expenses incurred in connection with such transfer. Lessor further reserves the right to claim for any losses and damages incurred due to Lessee’s failure to transfer said telephone lines back to Lessor and Lessor shall be entitled to deduct and set-off such losses or damages against the security deposit. In the event that the amount of security deposit is insufficient, Lessee shall immediately pay the shortfall to Lessor.

Lessor agrees to refund the security deposit to Lessee when Lessee shall have transferred such telephone lines back to Lessor and Lessee shall have no payment obligations to Lessor.

8.	Lessee shall pay the electricity and water supply charges consumed in the Demised Premises payable together with each payment of the monthly service fee or at such time, as notified by Lessor, based upon the reading of the meter provided for the Demised Premises and at the rate per unit specified by Lessor. Said rate may be adjusted in proportion to the changes of the rate or the method of charging of electricity by the Metropolitan Electricity Authority or of water supply by Metropolitan Water Work.

9.	The security guard service provided by Lessor is for good order and security for the tenants in general, however, Lessor shall not be held liable for any loss or damage incurred to Lessee and/or its dependants, Lessee’s property and/or property of Lessee’s dependants for any reason whatsoever, including fire and theft except to the extend of Lessor’s gross negligence or wilfull misconduct.

10.	Notwithstanding anything herein contained, Lessor shall not be liable to Lessee, nor shall Lessee have any claim against Lessor or reduce or deduct from the agreed service fees or as a ground for termination of this Agreement, in respect of any interruption or deficiency in any of the services herein before mentioned for which Lessor will promptly repair and make good the same.

11.	If Lessee shall be in default of making payment of the service fee or rental or any other money due and payable by Lessee under this Agreement or the Lease Agreement, or if Lessee shall be in default of any provisions herein or of the Lease Agreement which default is not remedied within seven days of notice, then the Lessor shall have the right to terminate this Agreement, and Lessor shall have the right to immediately enter into to repossess and take possession of the Demised Premises, and to protect Lessor’s rights, including the rights to stop providing any services hereunder without any liability for civil actions or criminal offences the rights to which are hereby waived by Lessee.

12.

In the event that Lessee shall have terminated this Service Agreement prior to its term without cause as provided for herein or by laws, or the Service Agreement shall have been terminated prior to its term of any reason which is attributable to Lessee, Lessee shall be obliged to pay compensation for damages to Lessor monthly in the amount equal to the monthly services fees as stated in Clause 3 hereof, payable monthly within the 5th day of each month commencing from the date of such termination until expiry date of the Agreement as specified in Clause 1 above, or until the commencement date of a new Service Agreement for the Demised Premises with a new tenant, whichever is earlier. In such event Lessor shall be entitled to withhold the remaining of the security deposit mentioned in Clause 4 above until Lessor shall have received payment for damages under this Clause 12 in full.

13.	Payment made to Lessor by cheques or other bills shall be deemed valid and made when Lessor has received cash thereunder.

In the event that Lessee shall be in default of making any payments hereunder to Lessor, Lessee agrees to pay a penalty to Lessor for the amount outstanding at the rate of 2% per month until full payment thereof shall have been made to Lessor, including all costs and expenses incurred to Lessor for collection of payments from Lessee.

This Agreement is made in duplicate of identical tenors, one copy each is kept by Lessor and Lessee. Both parties have read and understand the provision contained herein thoroughly and have caused this Agreement to be duly executed under seal (if any) in presence of witnesses.

Signed	/S/ MARK ALAN ATTAWAY	Lessee
Mr. Mark Alan Attaway
Lionbridge (Thailand) Ltd.

Signed	/S/ PRATEEP CHIRAKITI /S/ SRISAMON CHIRAKITI	Lessee
Mr. Prateep Chirakiti and Miss Srisamon Chirakiti
Silom Building and Service Co., Ltd.

Signed	/S/ NAPATSORN CHANMUANPUAK	Witness
Mrs. Napatsorn Chanmuanpuak

Signed	/S/ RATCHADAKORN NATENOI	Witness
Mrs. Ratchadakorn Natenoi

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